DXI Energy Inc.
520-999 Canada Place
Vancouver, BC V6C 3E1

Consent of Independent Petroleum Engineers

We hereby consent to the use and reference to our name and reports evaluating a portion of DXI Energy Inc.’s petroleum and natural gas reserves as of December 31, 2017, and the information derived from our reports, as described or incorporated by reference in: ( i)DXI Energy Inc.’s Annual Report on Form 20-F for the year ended December 31, 2017, (ii)DXI Energy Inc.’s Registration Statement on Form F-3 ( File No.333-183587), and ( iii)DXI Energy Inc.’s Registration Statements on Form S-8 (Files No. 333-179540 and 333-156772), filed with the United States Securities and Exchange Commission.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

Chad P. Lemke, P. Eng.
Vice President

Dated: April 17, 2018
Calgary, Alberta
CANADA